Exhibit 99.1

Investor Relations:	October 27, 2014 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob
(602) 264-1375	• Third quarter 2014 (“3Q14”) net sales were $1,474.6 million, 6.5% higher than 3Q13 net sales of $1,384.5 million due to better volumes.
southerncopper@southernperu.com.pe www.southerncoppercorp.com

•        EBITDA(i) in 3Q14 was $675.7 million, 1.6% lower than the $686.8 million in 3Q13. Margin decreased from 49.6% to 45.8% mainly due to the higher cost of inputs such as fuel, tires and water.

•        Net income in 3Q14 was $324.3 million (22.0% of net sales), 5.8% lower than the net income of $344.2 million (24.9% of net sales) in the 3Q13. Net Income in the nine months of 2014 (“9M14”) was $985.0 million. Net income this year has decreased in $65 million due to the new special tax on mining in Mexico.

•        Copper production increased 4.7% from 160,602 metric tons in 3Q13 to 168,210 metric tons in 3Q14. Molybdenum production increased by 26.9% in 3Q14 compared with 3Q13. This increase was the result of greater production from our Buenavista and Toquepala operations.

•        Operating cash cost(ii) per pound of copper before by-product credits was $1.96 in 3Q14, a 4.8% increase compared to 3Q13. Operating cash cost per pound of copper net of by-product credits was $1.14 in 3Q14.

•        Capital expenditures for the 9M14 were $1,111 million, which in addition to the approximately $600 million already committed, we have reached 74% of our budget of $2.3 billion for 2014.

•        Tia Maria Project: On August 1, 2014, we received the final approval of our Environmental Impact Assessment (EIA). We expect to be granted the authorization to move forward with the construction phase before the end of the year and begin construction in the 1Q15. This project will produce 120,000 tons of copper cathodes per year and will be completed in 1Q17.

•        Accident in Leaching Dam under Construction: On August 6, 2014, an accidental spill of approximately 40,000 cubic meters of copper sulfate solution occurred at a leaching pond that was under construction ten kilometers away from the Buenavista mine. The accident was caused by a rock collapse that affected the system’s pumping station and by a construction defect in the seal of a pipe in the leaching system containment dam, a part of the new SX/EW III plant. This solution reached the Bacanuchi River, a branch of the Sonora River.

We commissioned more than 1,210 people to attend the local communities work on the cleanup of the 250 kilometers of the Bacanuchi and Sonora riverbeds, which has been successfully completed.

We established a 2 billion peso (approximately $150 million) trust fund to support remedial actions and provide compensation for those affected by this accident. A technical committee was created to manage the funds, comprised of representatives from the federal government, the Company and specialists assisted by a team of environmental experts.

The authorities have determined that all the wells for agriculture and domestic use that were preventively closed can be reopened because the official water test results comply with all applicable norms and regulations.

The Company created a website with the latest news of all actions taken to mitigate and remediate the Sonora River accident: www.riosonora.com.mx

•        Dividends: On October 23, 2014, the Board of Directors authorized a dividend of $0.12 per share payable on November 25, 2014, to shareholders of record at the close of business on November 11, 2014.

Commenting on the quarter, Mr. German Larrea, Chairman of the Board, said “The Company investment program is yielding its first results through higher copper and molybdenum production. Mined copper production has increased by 9% in the nine months of 2014 while molybdenum by 24% in the same period. These encouraging results are mainly the consequence of our aggressive investment program which aims to increase copper production by 87% from its 2013 level to over 1.2 million tons of capacity by 2017. I believe the positive results of our capital program will be of great benefit for our stockholders, labor force, government and other constituencies of Southern Copper”.

	Third Quarter					Nine Months
			Variance					Variance
	2014	2013	$	%		2014	2013	$	%
	(in millions except per share amount and %s)
Sales	$1,474.6	$1,384.5	$90.1	6.5%		$4,316.4	$4,417.7	$(101.3)	(2.3)%
Cost of sales	729.5	663.3	66.2	10.0%		2,098.0	2,097.3	0.7	—
Operating income	547.1	583.6	(36.5)	(6.3)%		1,707.3	1,923.9	(216.6)	(11.3)%
Environmental reclamation	37.2	N.A.	37.2	N.A.		37.2	N.A.	37.2	N.A.
EBITDA(1)	675.7	686.8	(11.1)	(1.6)%		2,052.4	2,229.0	(176.6)	(7.9)%
EBITDA margin	45.8%	49.6%	(3.8)%	(7.7	)pp	47.5%	50.5%	(3.0)%	(5.9	)pp
Net income	$324.3	$344.2	$(19.9)	(5.8)%		$985.0	$1,212.3	$(227.3)	(18.7)%
Net income margin	22.0%	24.9%	(2.9)%	(11.5	)pp	22.8%	27.4%	(4.6)%	(16.8	)pp
Income per share	$0.39	$0.41	(0.02)	(4.3)%		$1.18	$1.44	$(0.25)	(17.6)%
Capital expenditures	$411.6	$488.2	$(76.6)	(15.7)%		$1,111.0	$1,190.5	$(79.5)	(6.7)%

Capital Expenditures

The current status of our major capital expenditure projects as of September 30, 2014, is the following:

Mexican Projects

Buenavista Projects: We continue developing our $3.4 billion investment program at this unit which is expected to increase its copper production capacity by approximately 175%, as well as molybdenum production by 42%.

Mine Expansion: to date we have received sixty-one 400-tons capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $510.8 million. All of this equipment is currently in operation.

The new Copper Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will additionally produce 2.3 million ounces of silver and 21,000 ounces of gold per

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx year. The project has an 86.4% progress with an investment of $882.6 million out of the approved capital budget of $1,383.6 million. The project is expected to be completed in the 3Q15. All major equipment is on site and has been installed.

SXEW III Plant: we continue to ramp-up production since the first copper cathode was produced last June. All three Solvent Extraction trains are in operation, and we recently initiated operation of the second half of our Electro Winning Plant. Estimated annual production for the plant is 120,000 tons of copper cathodes. We expect to reach full capacity by the end of 4Q14 (adjusted from 3Q14 previously reported before the Sonora River accident). Capital budget of $444.0 million has been invested.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project main objective is to reduce processing time and mining and hauling costs, and it will also increase production by improving SXEW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed in the 4Q15. The project has a 42.3% progress with an investment of $93.2 million out of the approved capital budget of $340 million.

Peruvian Projects

Toquepala Projects: Through September 30, 2014, we have invested a total of $324.9 million in Toquepala projects. On September 25, 2014, we answered the questions and comments received from authorities and other stakeholders related to the EIA of the Toquepala concentrator expansion. We expect to receive governmental approval of the EIA in the last quarter of 2014, which will allow us to continue developing this important project. The Toquepala concentrator expansion will increase annual production capacity by 100,000 tons of copper and 3,100 tons of molybdenum at a total capital cost of approximately $1.2 billion.

Cuajone Projects: Through September 30, 2014, we have invested and committed $39.2 million of a budget of $45 million on the HPGR project, which will produce a more finely crushed material. This project continues in the ramping up stage and we expect to reach full capacity during the fourth quarter of 2014. The project is expected to generate cost savings, improve copper recovery and reduce power consumption in the crushing process. Through September 2014, the implementation of the HPGR project and the variable cut-off ore grade project, implemented in 2013, have produced an estimated incremental production of 18,000 tons of copper.

The project to improve slope stability at the south area of the Cuajone mine will remove approximately 148 million tons of waste material. This project will improve mine design without reducing current production level. The mine equipment acquired includes one shovel, five 400-ton capacity trucks, one drill and auxiliary equipment which will be reallocated to our mine operations once the project is finished. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade. As of September 30, 2014, 7 million tons of waste material have been removed and activities will continue for 4.5 additional years. As of September 30, 2014, we have invested $66.7 million in this project.

Tia Maria Project: The project will represent an investment of approximately $1.4 billion to produce 120,000 tons of copper cathodes per year using state of the art technology with the highest international environmental standards.  The project is currently expected to generate 3,500 jobs during the construction phase.  When in operation, Tia Maria will directly employ 600 workers and indirectly another 2,000.  Through its expected twenty-years of life, the project related services would create significant business opportunities in the Arequipa region.

In addition, the Company intends to implement social responsibility programs in the Arequipa region similar to those established in the communities near its other Peruvian operations.

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Wednesday, October 29, 2014, beginning at 12:00 P.M. – EST (11:00 A.M. Lima and 10:00 AM Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:	38384422 and “Southern Copper Corporation Third Quarter and Nine Months 2014 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95
2Q 2014	3.08	3.10	13.45	0.94	19.62	1,288.54
3Q 2014	3.17	3.16	12.62	1.05	19.63	1,281.92
9M 2014	3.15	3.17	12.00	0.97	19.90	1,288.14

1Q 2013	3.60	3.60	11.28	0.92	30.03	1,630.47
2Q 2013	3.24	3.25	10.80	0.83	23.10	1,413.65
3Q 2013	3.21	3.23	9.36	0.84	21.39	1,327.54
4Q 2013	3.24	3.28	9.60	0.87	20.77	1,272.47
9M 2013	3.35	3.36	10.48	0.87	24.84	1,457.22
Average 2013	3.32	3.34	10.26	0.87	23.82	1,411.03

Variance: 3Q14 vs. 3Q13	(1.2)%	(2.2)%	34.8%	25.0%	(8.2)%	(3.4)%
Variance: 3Q14 vs. 2Q14	2.9%	1.9%	(6.2)%	11.7%	0.1%	(0.5)%
Variance: 9M14 vs. 9M13	(6.0)%	(5.7)%	14.5%	11.5%	(19.9)%	(11.6)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	%	2014	2013	%
Copper (tons)
Mined	164,468	154,993	6.1%	492,987	451,957	9.1%
3rd party concentrate	3,742	5,609	(33.3)%	5,989	18,203	(67.1)%
Total production	168,210	160,602	4.7%	498,976	470,160	6.1%
Smelted	148,514	145,627	2.0%	437,915	428,316	2.2%
Refined and Rod	192,197	186,038	3.3%	550,976	545,823	0.9%
Sales	166,462	152,396	9.2%	476,553	458,674	3.9%

Molybdenum (tons)
Mined	6,024	4,746	26.9%	17,410	14,049	23.9%
Sales	6,011	4,713	27.5%	17,352	14,087	23.2%

Zinc (tons)
Mined	13,318	25,006	(46.7)%	50,634	75,518	(33.0)%
Refined	16,685	22,133	(24.6)%	65,149	71,716	(9.2)%
Sales	16,895	24,440	(30.9)%	64,792	73,247	(11.5)%

Silver (000s ounces)
Mined	2,960	3,351	(11.7)%	9,592	9,870	(2.8)%
Refined	3,520	3,558	(1.1)%	9,701	11,979	(19.0)%
Sales	3,661	3,770	(2.9)%	10,463	12,447	(15.9)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	VAR %	2014	2013	VAR %
	(in millions, except per share amount)

Net sales:	$1,474.6	$1,384.5	6.5%	$4,316.4	$4,417.7	(2.3)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	729.5	663.3	10.0%	2,098.0	2,097.3	—%
Selling, general and administrative	26.3	24.1	9.1%	76.2	76.9	(0.9)%
Environmental reclamation	37.2	—	100.0%	37.2	—	100.0%
Depreciation, amortization and depletion	113.9	101.5	12.2%	340.4	285.6	19.2%
Exploration	20.6	12.0	71.7%	57.3	34.0	68.5%
Total operating costs and expenses	927.5	800.9	15.8%	2,609.1	2,493.8	4.6%

Operating income	547.1	583.6	(6.3)%	1,707.3	1,923.9	(11.3)%

Interest expense, net of capitalized interest	(34.6)	(49.2)	(29.7)%	(112.0)	(153.1)	(26.8)%
Other income (expense)	(22.5)	1.7	(1,423.5)%	(32.5)	19.5	(266.7)%
Interest income	3.8	5.5	(30.9)%	12.0	15.8	(24.1)%
Income before income tax	493.8	541.6	(8.8)%	1,574.8	1,806.1	(12.8)%
Income taxes	173.9	197.9	(12.1)%	603.9	604.6	(0.1)%
Net income before equity earnings of affiliate	319.9	343.7	(6.9)%	970.9	1,201.5	(19.2)%
Equity earnings of affiliate	5.9	1.8	227.8%	17.9	15.2	17.8%
Net Income	325.8	345.5	(5.7)%	988.8	1,216.7	(18.7)%

Less: Net income attributable to non-controlling interest	1.5	1.3	15.4%	3.8	4.4	(13.6)%

Net Income attributable to SCC	$324.3	$344.2	(5.8)%	$985.0	$1,212.3	(18.7)%
Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.39	$0.41	(4.3)%	$1.18	$1.44	(17.6)%
Dividends paid	$0.12	$0.12	0.0%	$0.34	$0.56	(39.3)%

Weighted average shares outstanding (Basic and diluted)	829.2	841.9		832.1	844.1

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2014	2013	2013
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,034.2	$1,672.7	$1,795.3
Short-term investments	208.0	208.3	363.5
Accounts receivable	598.4	597.8	582.7
Inventories	750.0	693.9	731.1
Other current assets	364.9	243.3	271.8
Total current assets	2,955.5	3,416.0	3,744.4

Property, net	7,189.6	6,476.2	6,032.1
Related parties receivable	161.2	161.2	161.2
Leachable material, net	539.6	395.2	347.2
Intangible assets, net	110.1	110.2	110.2
Deferred income tax	250.0	180.7	124.5
Other assets	331.1	256.5	269.4
Total assets	$11,537.1	$10,996.0	$10,789.0

LIABILITIES
Current liabilities:
Current portion of long-term debt	$200.0	—	$5.0
Accounts payable	641.4	$493.2	437.7
Income taxes	84.6	7.5	6.7
Accrued workers’ participation	172.8	192.4	148.2
Other accrued liabilities	125.4	90.5	126.0
Total current liabilities	1,224.2	783.6	723.6

Long-term debt	4,005.7	4,204.9	4,204.7
Deferred income taxes	214.0	244.9	251.2
Other liabilities	63.9	76.0	74.6
Asset retirement obligation	149.2	124.8	124.9
Total non-current liabilities	4,432.8	4,650.6	4,655.4

EQUITY
Stockholders’ equity:
Common stock	3,357.5	3,349.2	3,344.8
Treasury stock	(1,611.5)	(1,216.6)	(1,055.4)
Accumulated comprehensive income	4,102.9	3,401.1	3,093.4
Total stockholders’ equity	5,848.9	5,533.7	5,382.8
Non-controlling interest	31.2	28.1	27.2
Total equity	5,880.1	5,561.8	5,410.0

Total Liabilities and equity	$11,537.1	$10,996.0	$10,789.0

As of September 30, 2014, December 31, 2013 and September 30, 2013 there were 822.9 million, 835.3 million and 841.3 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(in millions)

OPERATING ACTIVITIES
Net income	$325.8	$345.6	$988.8	$1,216.7
Depreciation, amortization and depletion	113.9	101.5	340.5	285.6
Deferred income tax	(76.2)	(9.8)	(133.1)	0.9
Cash used for operating assets and liabilities	90.1	29.5	(46.2)	(145.0)
Other, net	(18.0)	(1.7)	(30.8)	3.9
Net cash provided from operating activities	435.6	465.1	1,119.2	1,362.1

INVESTING ACTIVITIES
Capital expenditures	(411.6)	(488.2)	(1,111.0)	(1,190.5)
Sale (purchase) of short-term investment, net	81.8	29.4	0.2	(229.2)
Other, net	—	9.5	4.9	23.8
Net cash used for investing activities	(329.8)	(449.3)	(1,105.9)	(1,395.9)

FINANCING ACTIVITIES
Debt repaid	—	—	—	(5.0)
Dividends paid	(99.6)	(101.0)	(283.0)	(473.1)
Distributions to non-controlling interest	(0.2)	(0.2)	(0.7)	(1.1)
SCC common shares buyback	(323.4)	(59.4)	(388.9)	(124.0)
Other	0.2	0.2	1.0	1.1
Net cash used for financing activities	(423.0)	(160.4)	(671.6)	(602.1)

Effect of exchange rate changes on cash	16.0	0.2	19.8	(28.3)

Increase (decrease) in cash and cash equivalents	$(301.2)	$(144.4)	$(638.5)	$(664.2)

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 84% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 16% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

(i)  EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

(ii)  Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.